CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 12 to the Registration Statement No. 333-142456 on Form N-4 (“Registration Statement”) of AXA Equitable Life Insurance Company, of our report dated April 17, 2017, relating to the financial statements of Separate Account Nos. 10, 4 and 3 and each of the Variable Investment Options of Separate Account No. 66 of AXA Equitable Life Insurance Company, and of our report dated March 24, 2017 relating to the consolidated financial statements of AXA Equitable Life Insurance Company, each of which appears in such Registration Statement. We also consent to the references to us under the headings “Condensed Financial Information” and “Custodian and Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

April 20, 2017